Exhibit 5.2

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

February 21, 2025

Expedia Group, Inc.
1111 Expedia Group Way W.
Seattle, Washington  98110

To the addressee set forth above:

We have acted as local Nevada counsel to Travelscape, LLC, a Nevada limited liability company, and WWTE, Inc., a Nevada corporation (the “Nevada Guarantors”), in connection with the registration by Expedia Group, Inc., a Delaware corporation (the “Company”) of $1,000,000,000 aggregate principal amount of its 5.400% Senior Notes due 2035 (the “Notes”) under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-285042) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”), including the prospectus, dated February 19, 2025, contained therein, as supplemented by the prospectus supplement, dated February 19, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (as so supplemented, the “Prospectus”).  The Notes and the guarantees thereof (the “Guarantees”, and together with the Notes, the “Securities”) are issued pursuant to that certain Indenture, dated as of February 21, 2025, by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Nevada Guarantors, and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of February 21, 2025, by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Nevada Guarantors, and the Trustee (as so supplemented, the “Indenture”).

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Guarantors in connection with the authorization, issuance and registration of the Securities pursuant to the Indenture, and as described in the Registration Statement and Prospectus.  For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and Prospectus and by the Indenture, and the terms of the issuance of the Securities will be in compliance with applicable law.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement and the Prospectus, (ii) the Indenture, (iii) the articles of organization and operating agreement of Travelscape, and the articles of incorporation and bylaws of WWTE, each as amended to date, (iv) the resolutions of the managers or board of directors, as applicable, of each of the Nevada Guarantors with respect to the Indenture and the Guarantees, and (v) such other agreements, instruments and documents, and such corporate or limited liability company records and proceedings of each of the Nevada Guarantors, as we have deemed necessary or appropriate.  We have also obtained from officers and other representatives of the Nevada Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for purposes of issuing the opinions set forth herein.

www.bhfs.com

Expedia Group, Inc.
February 21, 2025

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that: (i) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original documents; and (iv) all limited liability company and corporate records made available to us by the Nevada Guarantors, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinions set forth herein are expressly limited to and based exclusively on the general corporate and limited liability company laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or the effect thereon of, the laws of any other jurisdiction.  We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations, or any federal or state laws, rules or regulations relating to bankruptcy, insolvency or fraudulent transfers.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. Travelscape is validly existing as a limited liability company and in good standing under the laws of the State of Nevada.  WWTE is validly existing as a corporation and in good standing under the laws of the State of Nevada.

2. Each of the Nevada Guarantors has the limited liability company or corporate power and authority, as applicable, to execute and deliver the Indenture and to perform its obligations thereunder.

3. Each of the Nevada Guarantors has duly authorized the execution and delivery of the Indenture and the performance of its obligations thereunder.

4. Each of the Nevada Guarantors has duly executed and delivered the Indenture.

Expedia Group, Inc.
February 21, 2025

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any such laws or facts after the date hereof.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to the Company’s Current Report on Form 8-K  and to the reference to our firm in the Prospectus under the heading “Legal Matters”.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP